Exhibit 10.94
BILL OF SALE

BILL OF SALE ("Bill of Sale") dated as of December 31, 2013, is delivered by BROADVOXGO!, LLC, a Delaware limited liability company (“Broadvox”) and CYPRESS COMMUNICATIONS, LLC, a Delaware limited liability company (“Cypress” and together with Broadvox, “Sellers”), pursuant to that certain Asset Purchase and Sale Agreement dated as of August 30, 2013 (the “Purchase Agreement”), by and among Sellers, FUSION TELECOMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation (“Fusion”) and FUSION BROADVOX ACQUISITION CORP., nka FUSION BVX, LLC, a Delaware limited liability company (“FBVX” and together with Fusion, “Buyers”).  Capitalized terms not otherwise defined herein shall have the means accorded to them in the Purchase Agreement.

WHEREAS, pursuant to the terms and provisions of the Purchase Agreement, Sellers have agreed to sell certain of their assets to Buyers (the “Acquired Assets”) and Buyers have agreed to purchase the Acquired Assets on the terms and conditions set forth in the Agreement;

WHEREAS, the execution and delivery by the parties hereto of this Bill of Sale is a condition to each Party's obligations to consummate the transactions contemplated by the Purchase Agreement; and

WHEREAS, pursuant to that certain letter from Buyers to Sellers dated December 29, 2013, Buyers expressly directed Sellers to execute this Bill of Sale in favor of FBVX only.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms of the Agreement, the parties hereby agree as follows:

1. Sale of Assets.  Sellers do hereby unconditionally and irrevocably sell, assign, transfer and convey to FBVX, in accordance with the Purchase Agreement, all of Sellers’ right, title and interest in, to and under the Acquired Assets, free and clear of all Liens other than Permitted Liens, to have and to hold the Acquired Assets from and after the date hereof.

2. Further Assurances. To the extent provided in the Purchase Agreement, Sellers shall at any time and from time to time following the Closing, execute and deliver to FBVX all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to more effectively sell, assign, transfer and convey the Acquired Assets to FBVX.

3. Purchase Agreement Conflicts. In the event of any conflict between the terms of this Bill of Sale and the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

4. Successors and Assigns.  This Bill of Sale and the covenants and agreements contained herein shall survive the Closing and shall inure to the benefit of and be binding on FBVX and Sellers and their respective successors and assigns.

5. Incorporation by Reference of Certain Provisions of the Purchase Agreement.  The provisions of Sections 10.1 (Expenses), 10.2 (Notices), 10.6 (Headings), 10.7 (Counterparts; Facsimile/Email Signatures), 10.8 (Governing Law, Mediation; Venue), and 10.12 (Delays and Omissions; Waiver) of the Purchase Agreement shall apply to this Bill of Sale are and hereby incorporated by reference.

6.  Entire Agreement; Amendment.  This Bill of Sale, the Purchase Agreement and the documents contemplated thereby constitute the entire understanding of FBVX and Sellers with respect to the subject matter hereof. This Bill of Sale may not be amended except in a writing signed by FBVX and Sellers.

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IN WITNESS WHEREOF, Sellers have caused this Bill of Sale to be executed as of the 31st day of December 2013.

BROADVOXGO!, LLC (“BROADVOX”)	CYPRESS COMMUNICATIONS, LLC (“CYPRESS”)
By: Andre Temnorod	By: Eugene Blumin

Title: CEO	Title: President